Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2013 (September 18, 2013, as to the effects of the 2-for-5 share split described in Note 20), relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Company”), appearing in the Prospectus dated October 29, 2013, filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-191223 on Form F-1.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France

October 31, 2013